Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS third QUARTER 2022 Results

SANTA ANA, Calif., Oct. 27, 2022 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, today announced financial results for the third quarter ended Sept. 30, 2022.

Current Quarter Highlights

•	Earnings per diluted share of 2 cents, or $1.62 per share excluding $1.60 of net investment losses
•	Total revenue of $1.8 billion, down 29 percent compared with last year
-	Excluding net investment losses of $226 million, total revenue was $2.1 billion, down 10 percent compared with last year
•	Net investment losses of $226 million compared with $276 million net investment gains last year
-	$126 million due to unrealized losses recognized in our venture portfolio
-	$50 million related to losses in marketable equity securities
-	$50 million due to the sale of fixed-income securities in connection with the company’s tax planning efforts
•	Title Insurance and Services segment pretax margin of 9.9 percent
-	13.0 percent excluding net investment losses
•	Title Insurance and Services segment investment income of $105 million, up 114 percent compared with last year
•	Commercial revenues of $260 million, down 1 percent compared with last year
•	Home warranty business pretax margin of 3.8 percent
-	5.6 percent excluding net investment losses
•	Repurchased 1.3 million shares for a total of $72 million at an average price of $53.31
-	Through October 26, repurchased an additional 339,000 shares for a total of $16 million at an average price of $46.46
•	Raised common stock dividend by 2 percent to an annual rate of $2.08 per share
•	Debt-to-capital ratio of 30.5 percent, or 22.8 percent excluding accumulated other comprehensive loss of $1.0 billion and secured financings payable of $341 million
•	Cash flow from operations of $302 million compared with $399 million last year

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2022	2021
Total revenue	$1,824	$2,556
Income before taxes	$(3)	$604

Net income	$2	$445
Net income per diluted share	$0.02	$4.00

Total revenue for the third quarter of 2022 was $1.8 billion, down 29 percent compared with the third quarter of 2021. Net income in the current quarter was $2 million, or 2 cents per diluted share, compared with net income of $445 million, or $4.00 per diluted share, in the third quarter of 2021. Net investment

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First American Financial Reports Third Quarter 2022 Results

losses in the current quarter were $226 million, or $1.60 per diluted share, compared with net investment gains of $276 million, or $1.85 per diluted share, in the third quarter of last year. The net investment losses in the current quarter were primarily due to unrealized losses in our venture portfolio compared with unrealized gains in the third quarter of last year primarily related to our venture portfolio. The tax rate this quarter was 174 percent, however, excluding $226 million in net investment losses the tax rate was 23.1 percent.

“The cyclical downturn in the real estate market precipitated by rapidly rising mortgage rates led to a decline in the company’s residential business,” said Ken DeGiorgio, chief executive officer at First American Financial Corporation. “Despite those conditions, First American’s commercial business delivered another strong quarter and we benefited from robust growth in our investment income.

“While we expect the challenging market environment to continue into 2023, we believe the company is well positioned to emerge from this cycle even stronger. The market has shifted away from refinance toward purchase and commercial transactions where we are stronger and, consequently, we are growing our market share. We are also the only title company that has a bank, which enables us to better capitalize on higher interest rates. Our strong balance sheet allows us to continue to invest in strategic initiatives, pursue acquisitions, as well as return capital to shareholders. Since the beginning of this year, we have repurchased approximately 7 percent of our shares outstanding as of the end of last year.

“I want to thank our employees for all their hard work and accomplishments as we navigate our way through a difficult market. Relationships are key to our business, and it’s our talented and dedicated people who provide the connection to our customers that ultimately drives our company’s success.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2022	2021
Total revenues	$1,883	$2,145

Income before taxes	$186	$351
Pretax margin	9.9%	16.4%

Title open orders(1)	206,200	318,800
Title closed orders(1)	160,500	252,700

U.S. Commercial
Total revenues	$260	$262
Open orders	30,900	34,600
Closed orders	20,600	20,200
Average revenue per order	$12,600	$13,000
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the third quarter were $1.9 billion, down 12 percent compared with the same quarter of 2021. Direct premiums and escrow fees

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First American Financial Reports Third Quarter 2022 Results

declined 17 percent compared with the third quarter of 2021, driven by a 36 percent decline in the number of direct title orders closed that was partly offset by a 29 percent increase in the average revenue per direct title order closed. The average revenue per direct title order increased to $3,734, primarily attributable to a shift in the mix to higher premium commercial transactions from lower premium refinance transactions and the revenue benefit related to recent escrow company acquisitions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, declined 9 percent in the current quarter as compared with last year.

Information and other revenues were $279 million during the quarter, down $27 million, or 9 percent compared with the same quarter of last year. Excluding the impact of recent acquisitions, information and other revenues declined by $78 million, or 26 percent. This decline was the result of lower transaction levels across several business units driven by the decline in residential mortgage originations including the company’s data and property information products, and post-close services.

Investment income was $105 million in the third quarter, up $56 million from the same quarter last year. The increase was primarily due to rising interest rates, which drove higher interest income from the company’s investment portfolio, escrow balances and tax-deferred property exchange balances. Net investment losses totaled $67 million in the current quarter, compared with net investment losses of $2 million in the third quarter of 2021. Net investment losses this quarter were primarily due to losses on the sale of fixed-income securities in connection with the company’s tax planning efforts.

Personnel costs were $554 million in the third quarter, down $9 million, or 2 percent, compared with the same quarter of 2021. Excluding the impact of recent acquisitions, personnel costs declined by $74 million due to lower incentive compensation, employee benefit and overtime costs. Severance expense was $6 million in the third quarter.

Other operating expenses were $284 million in the third quarter, a decrease of $12 million, or 4 percent, compared with the third quarter of 2021. Excluding the impact of recent acquisitions, other operating expenses declined by $36 million primarily attributable to lower production expense due to lower transaction volumes, partially offset by higher software expense.

The provision for policy losses and other claims was $61 million in the third quarter, or 4.0 percent of title premiums and escrow fees, in line with the 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $40 million in the third quarter, up $3 million, or 8 percent, compared with the same period last year, due to higher amortization of software and other intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $186 million in the third quarter, compared with $351 million in the third quarter of 2021. Pretax margin was 9.9 percent in the current quarter, compared with 16.4 percent last year. Excluding the impact of net investment losses, the pretax margin was 13.0 percent this year, compared with 16.4 percent last year.

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First American Financial Reports Third Quarter 2022 Results

Specialty Insurance

($ in millions)

	Three Months Ended
	September 30,
	2022	2021
Total revenues	$105	$133

Income before taxes	$(6)	$(1)
Pretax margin	(5.7%)	(0.8%)

Total revenues for the Specialty Insurance segment were $105 million in the third quarter of 2022, a decline of 21 percent compared with the third quarter of 2021. The segment posted a pretax loss of $6 million this quarter, compared with a pretax loss of $1 million last year.

Home warranty total revenues were $105 million this quarter, down 3 percent compared with last year. Declining sales in the real estate channel offset the benefit of higher price realization, growth in the direct-to-consumer channel and improving renewal rates. The claim loss rate was 58.8 percent in the third quarter, compared with 56.7 percent last year, driven by continued pressure on average claim costs that were partly offset by lower claim frequency. Home warranty’s pretax income was $4 million this quarter, compared with $9 million last year. Excluding the impact of net investment losses and gains, pretax income was $6 million this quarter, compared with $9 million last year.

Due to the wind-down of the property and casualty business, no revenue was recorded this quarter while unfavorable claims experience contributed to a pretax loss of $10 million.

Teleconference/Webcast

First American’s third-quarter 2022 results will be discussed in more detail on Thursday, Oct. 27, 2022, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Nov. 10, 2022, by dialing 201-612-7415 and using the conference ID 13733443. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $9.2 billion in 2021, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2022, First American was named one of the 100 Best

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First American Financial Reports Third Quarter 2022 Results

Companies to Work For by Great Place to Work® and Fortune Magazine for the seventh consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in conditions of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework or use of models; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; failures to recruit and retain qualified personnel; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; inability to realize anticipated synergies or produce returns that justify investment in acquired businesses; changes in the composition of deposits at the company’s federal savings bank subsidiary and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2022, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Financial Reports Third Quarter 2022 Results

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in millions, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Total revenues	$1,824	$2,556	$5,920	$6,848

(Loss) income before income taxes	$(3)	$604	$268	$1,309
Income tax (benefit) expense	(6)	154	57	321
Net income	3	450	211	988
Less: Net income attributable to noncontrolling interests	1	5	2	7
Net income attributable to the Company	$2	$445	$209	$981

Net income per share attributable to stockholders:
Basic	$0.02	$4.01	$1.94	$8.84
Diluted	$0.02	$4.00	$1.93	$8.81

Cash dividends declared per share	$0.52	$0.51	$1.54	$1.43

Weighted average common shares outstanding:
Basic	105.3	111.0	107.8	111.0
Diluted	105.5	111.4	108.1	111.3

Selected Title Insurance Segment Information
Title orders opened(1)	206,200	318,800	742,400	1,011,500
Title orders closed(1)	160,500	252,700	570,600	811,400
Paid title claims	$43	$34	$141	$107

(1) U.S. direct title insurance orders only.

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in millions, unaudited)

	September 30,	December 31,
	2022	2021
Cash and cash equivalents	$2,361	$1,228
Investments	8,978	10,596
Goodwill and other intangible assets, net	2,016	1,806
Total assets	16,486	16,451
Reserve for claim losses	1,314	1,284
Notes and contracts payable	1,647	1,648
Total stockholders’ equity	$4,508	$5,767

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Three Months Ended		Title	Specialty	Corporate
September 30, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$758	$656	$102	$—
Agent premiums	910	910	—	—
Information and other	282	279	3	—
Net investment income	100	105	2	(7)
Net investment losses	(226)	(67)	(2)	(157)
	1,824	1,883	105	(164)
Expenses
Personnel costs	570	554	20	(4)
Premiums retained by agents	725	725	—	—
Other operating expenses	312	284	19	9
Provision for policy losses and other claims	131	61	70	—
Depreciation and amortization	41	40	1	—
Premium taxes	24	23	1	—
Interest	24	10	—	14
	1,827	1,697	111	19
(Loss) income before income taxes	$(3)	$186	$(6)	$(183)

Three Months Ended		Title	Specialty	Corporate
September 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$921	$793	$128	$—
Agent premiums	999	999	—	—
Information and other	309	306	3	—
Net investment income	51	49	2	—
Net investment gains (losses)	276	(2)	—	278
	2,556	2,145	133	278
Expenses
Personnel costs	585	563	22	—
Premiums retained by agents	794	794	—	—
Other operating expenses	332	296	26	10
Provision for policy losses and other claims	156	73	83	—
Depreciation and amortization	39	37	2	—
Premium taxes	27	26	1	—
Interest	19	5	—	14
	1,952	1,794	134	24
Income (loss) before income taxes	$604	$351	$(1)	$254

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Segment Information
(in millions, unaudited)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2022	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,429	$2,115	$314	$—
Agent premiums	2,795	2,795	—	—
Information and other	899	886	13	—
Net investment income	199	227	4	(32)
Net investment losses	(402)	(90)	(7)	(305)
	5,920	5,933	324	(337)
Expenses
Personnel costs	1,790	1,751	61	(22)
Premiums retained by agents	2,231	2,231	—	—
Other operating expenses	993	905	61	27
Provision for policy losses and other claims	380	196	184	—
Depreciation and amortization	124	120	4	—
Premium taxes	71	68	3	—
Interest	63	18	—	45
	5,652	5,289	313	50
Income (loss) before income taxes	$268	$644	$11	$(387)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,624	$2,238	$386	$—
Agent premiums	2,749	2,749	—	—
Information and other	890	881	10	(1)
Net investment income	156	139	6	11
Net investment gains	429	46	19	364
	6,848	6,053	421	374
Expenses
Personnel costs	1,708	1,623	69	16
Premiums retained by agents	2,184	2,184	—	—
Other operating expenses	959	861	71	27
Provision for policy losses and other claims	446	200	246	—
Depreciation and amortization	118	113	5	—
Premium taxes	72	67	5	—
Interest	52	16	—	36
	5,539	5,064	396	79
Income before income taxes	$1,309	$989	$25	$295

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Investment Gains and Losses ("NIG(L)")
(in millions, except margin and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Consolidated
Total revenues	$1,824	$2,556	$5,920	$6,848
Less: NIG(L)	(226)	276	(402)	429
Total revenues excluding NIG(L)	$2,050	$2,280	$6,322	$6,419

Pretax income	$(3)	$604	$268	$1,309
Less: NIG(L)	(226)	276	(402)	429
Pretax income excluding NIG(L)	$223	$328	$670	$880

Pretax margin	(0.2)%	23.6%	4.5%	19.1%
Less: Pretax margin impact of NIG(L)	(11.1)%	9.2%	(6.1)%	5.4%
Pretax margin excluding NIG(L)	10.9%	14.4%	10.6%	13.7%

Earnings per diluted share (EPS)	$0.02	$4.00	$1.93	$8.81
Less: EPS impact of NIG(L)	(1.60)	1.85	(2.79)	2.91
EPS excluding NIG(L)	$1.62	$2.15	$4.72	$5.90

Title Insurance and Services Segment
Total revenues	$1,883	$2,145	$5,933	$6,053
Less: NIG(L)	(67)	(2)	(90)	46
Total revenues excluding NIG(L)	$1,950	$2,147	$6,023	$6,007

Pretax income	$186	$351	$644	$989
Less: NIG(L)	(67)	(2)	(90)	46
Pretax income excluding NIG(L)	$253	$353	$734	$943

Pretax margin	9.9%	16.4%	10.9%	16.3%
Less: Pretax margin impact of NIG(L)	(3.1)%	---%	(1.3)%	0.6%
Pretax margin excluding NIG(L)	13.0%	16.4%	12.2%	15.7%

Specialty Insurance Segment
Total revenues	$105	$133	$324	$421
Less: NIG(L)	(2)	—	(7)	19
Total revenues excluding NIG(L)	$107	$133	$331	$402

Pretax income	$(6)	$(1)	$11	$25
Less: NIG(L)	(2)	—	(7)	19
Pretax income excluding NIG(L)	$(4)	$(1)	$18	$6

Pretax margin	(5.7)%	(0.8)%	3.4%	5.9%
Less: Pretax margin impact of NIG(L)	(2.0)%	---%	(2.0)%	4.4%
Pretax margin excluding NIG(L)	(3.7)%	(0.8)%	5.4%	1.5%

Totals may not sum due to rounding.

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Total revenues	$1,883	$2,145	$5,933	$6,053
Less: Net investment (losses) gains	(67)	(2)	(90)	46
Net investment income	105	49	227	139
Premiums retained by agents	725	794	2,231	2,184
Net operating revenues	$1,120	$1,304	$3,565	$3,684

Personnel and other operating expenses	$838	$859	$2,656	$2,484
Ratio (% net operating revenues)	74.8%	65.9%	74.5%	67.4%
Ratio (% total revenues)	44.5%	40.0%	44.8%	41.0%

Change in net operating revenues	$(184)		$(119)
Change in personnel and other operating expenses	(21)		172
Success Ratio(1)	11%		-145%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Third Quarter 2022 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q322	Q222	Q122	Q421	Q321
Open Orders per Day
Purchase	1,685	2,094	2,098	1,849	2,191
Refinance	517	663	1,061	1,342	1,771
Refinance as % of residential orders	23%	24%	34%	42%	45%
Commercial	482	557	572	539	540
Default and other	538	705	769	520	479
Total open orders per day	3,222	4,019	4,500	4,250	4,981

Closed Orders per Day
Purchase	1,371	1,667	1,391	1,687	1,782
Refinance	463	648	938	1,299	1,435
Refinance as % of residential orders	25%	28%	40%	44%	45%
Commercial	322	343	295	379	316
Default and other	351	546	684	495	416
Total closed orders per day	2,508	3,203	3,308	3,860	3,948

Average Revenue per Order (ARPO)(2)
Purchase	$3,365	$3,441	$3,252	$3,031	$3,044
Refinance	1,228	1,321	1,333	1,254	1,246
Commercial	12,614	13,195	13,243	16,070	12,993
Default and other	329	309	207	120	179

Total ARPO	$3,734	$3,523	$2,969	$3,339	$2,884

Business Days	64	64	62	62	64

(1) U.S. operations only.
(2) Average revenue per order (ARPO) defined as direct premiums and escrow fees divided by closed title orders

Totals may not sum due to rounding.

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